Exhibit 99.1

 Penwest

PENWEST ANNOUNCES ENDO REACHES AGREEMENT WITH FDA FOR NEW TRIAL
DESIGN OF OXYMORPHONE EXTENDED-RELEASE PRODUCT

Danbury, CT, July 7, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that Endo Pharmaceuticals Holdings Inc. has issued a press release reporting that Endo has reached agreement with the U.S. Food and Drug Administration (FDA) on the design of a new clinical trial to provide additional safety and efficacy data for oxymorphone extended-release tablets (oxymorphone ER) to support Endo’s New Drug Application (NDA) for this developmental product. Endo, which jointly developed oxymorphone ER with Penwest, said it had submitted the trial protocol to the FDA under the Special Protocol Assessment (SPA) process. Under the terms of the SPA, Endo will initiate a 12-week, multicenter, double-blind, placebo-controlled trial of oxymorphone ER.

As announced on October 20, 2003, the FDA issued an approvable letter for Endo’s oxymorphone ER NDA, but had requested that Endo address certain questions and provide additional clarification and information, including some form of additional clinical trial to further confirm the safety and efficacy of this product. Also as previously announced, the FDA, following a meeting with Endo in early May, 2004, indicated its concern that the statistical analysis of two of the three Phase III efficacy trials submitted in the NDA that met its predefined primary end-points may have been favorably biased by the statistical handling of data from patients who did not complete the trials. In its press release today, Endo reported that the design of the additional clinical trial is intended to address this issue.

In today’s press release, Endo also noted that this trial will complement the Phase III clinical trial, which it believes the FDA has accepted as demonstrating efficacy in the intended patient population. Endo also reported that based on the duration of the trial and the number of patients to be enrolled, and assuming the data is favorable, it will be in a position to finish the study and submit the complete response to the FDA in the late third quarter or early fourth quarter of 2005. Penwest expects that Endo will receive a further action letter from the FDA within six months of Endo’s complete response letter.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, “We are pleased with this important step forward in the approval process, and look forward to Endo completing the clinical trial and moving oxymorphone ER closer to its launch in the marketplace.”

Oxymorphone ER is an oral extended-release opioid analgesic for the treatment of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid therapy for an extended period of time.

Conference Call Information

Endo will hold a conference call to discuss these developments today, July 7, 2004, beginning at 10:00 a.m. EDT. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic), (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from July 7, 2004 at 2:00 p.m. EDT by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 8628544, and will run until 12:00 a.m. EDT on July 14, 2004.

     A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on July 14, 2004. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

     Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

     The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER, including the timing and outcome of regulatory approval of products and, in the case of oxymorphone ER, risks relating to the ability of Endo to successfully address the requests of the FDA in the approvable letter referred to above, including the outcome of the additional clinical trial referred to above, and the timing of Endo’s efforts to do so; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2004, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Jim Fingeroth/Laura Accettella
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
	(203) 796-3701	(877) 736-9378